News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G ANNOUNCES FISCAL YEAR 2022 SECOND QUARTER RESULTS
Net Sales +6%; Organic Sales +6%;
Diluted EPS +13%; Core EPS +1%
RAISES FISCAL YEAR 2022 SALES AND CASH GUIDANCE, CONFIRMS EPS OUTLOOK

CINCINNATI, January 19, 2022 - The Procter & Gamble Company (NYSE:PG) reported second quarter fiscal year 2022 net sales of $21.0 billion, an increase of six percent versus the prior year. Excluding the impacts of foreign exchange, acquisitions and divestitures, organic sales also increased six percent. Diluted net earnings per share were $1.66, an increase of 13% versus prior year GAAP EPS and an increase of one percent versus prior year Core EPS.

Operating cash flow was $5.1 billion for the quarter. Adjusted free cash flow productivity was 106%. The Company returned nearly $7 billion of cash to shareholders via $2 billion of dividend payments and nearly $5 billion of common stock repurchases.

$ billions, except EPS
Second Quarter
GAAP	2022	2021	% Change	Non-GAAP*	2022	2021	% Change
Net Sales	21.0	19.7	6%	Organic Sales	n/a	n/a	6%
Diluted EPS	1.66	1.47	13%	Core EPS	1.66	1.64	1%
*Please refer to Exhibit 1 - Non-GAAP Measures for the definition and reconciliation of these measures to the related GAAP measures.

“We delivered very strong top-line growth and made sequential progress on earnings in the face of significant cost headwinds,” said Jon Moeller, President and Chief Executive Officer. “These results keep us on track to deliver our earnings outlook and to raise estimates for sales growth, cash productivity and cash return to shareowners. Our focus remains on the strategies of superiority, productivity, constructive disruption and continually improving P&G’s organization structure and culture. These strategies have enabled us to build and sustain strong momentum. They remain the right strategies to deliver balanced growth and value creation.”

October - December Quarter Discussion

Net sales in the second quarter of fiscal year 2022 were $21.0 billion, a six percent increase versus the prior year. Organic sales, which exclude the impacts of foreign exchange, acquisitions and divestitures also increased six percent. The increase in organic sales was driven by a three percent increase in shipment volumes and three percentage points of increased pricing to help offset the significant commodity and other input cost increases. Mix was neutral to net sales growth.

October - December 2021	Volume	Foreign Exchange	Price	Mix	Other (2)	Net Sales	Organic Volume	Organic Sales
Net Sales Drivers (1)
Beauty	1%	1%	2%	(1)%	—%	3%	1%	2%
Grooming	1%	(1)%	4%	1%	(1)%	4%	1%	5%
Health Care	4%	—%	1%	3%	—%	8%	4%	8%
Fabric & Home Care	7%	(1)%	2%	(1)%	—%	7%	7%	8%
Baby, Feminine & Family Care	1%	—%	3%	1%	—%	5%	1%	5%
Total P&G	3%	—%	3%	—%	—%	6%	3%	6%
(1)Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2)Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.

•Beauty segment organic sales increased two percent versus year ago. Skin and Personal Care organic sales increased low single digits primarily driven by volume growth in Personal Care due to innovation, market growth and pricing, partially offset by negative product mix. Hair Care organic sales increased low single digits primarily driven by increased pricing.
•Grooming segment organic sales increased five percent versus year ago. Shave Care organic sales increased mid-single digits primarily due to volume growth, increased pricing and positive product and geographic mix from growth in developed markets. Appliances organic sales increased mid-single digits due to increased pricing and positive mix driven by the growth of premium shavers and stylers. This was partially offset by lower volumes versus a high base period which benefited from a pandemic-related consumption surge of in-home shavers and stylers.
•Health Care segment organic sales increased eight percent versus year ago. Oral Care organic sales increased low single digits driven by positive mix from a higher proportion of premium paste and whitening products and innovation-based price increases. Personal Health Care organic sales increased about 20% due primarily to growth in respiratory products due to a more intense cough/cold/flu season versus the prior year. Each region delivered double digit organic sales growth for the quarter in Personal Health Care.
•Fabric and Home Care segment organic sales increased eight percent versus year ago. Fabric Care organic sales increased double digits led by strong growth of unit dose detergents and fabric enhancers. Home Care organic sales increased low single digits due to increased pricing and increased volume from innovation versus a high base period which also benefited from strong pandemic-related consumption of home cleaning products.
•Baby, Feminine and Family Care segment organic sales increased five percent versus year ago. Baby Care organic sales increased high single digits driven by increased pricing, market growth and positive product mix from the growth of premium taped and pant-style diapers. Feminine Care organic sales increased double digits driven by commodity-based price increases, innovation and positive geographic and product mix. Family Care organic sales were in-line with prior year as pricing benefits were offset by unfavorable mix and lower volumes versus pandemic-related consumption increases in the base period.

Diluted net earnings per share were $1.66 for the quarter, a 13% increase versus the prior year GAAP EPS which included a charge for the early extinguishment of debt. Diluted net EPS increased one percent versus the prior year Core EPS, driven by an increase in net sales and a reduction in shares outstanding, partially offset by a reduction in operating margin caused by higher commodity and freight costs as anticipated. Currency-neutral net EPS were up two percent versus the prior year Core EPS.

Gross margin for the quarter decreased 400 basis points versus year ago, 410 basis points on a currency-neutral basis. Reductions in gross margin were driven by 400 basis points of higher commodity costs, 140 basis points driven by negative product mix, 60 basis points from increased freight costs, and 20 basis points of product/package reinvestments. These were partially offset by 130 basis points of benefit from increased pricing and 80 basis points of gross productivity savings.

Selling, general and administrative expense (SG&A) as a percentage of sales decreased 150 basis points versus the prior year, 170 basis points on a currency-neutral basis. The decrease was driven by 150 basis points of cost leverage benefit from increased sales and 70 basis points of gross productivity savings from overhead and marketing expenses, partially offset by 50 basis points of marketing spending and overhead investments net of other impacts.

Operating margin for the quarter decreased 250 basis points versus the prior year, 240 basis points on a currency-neutral basis. Operating margin included gross productivity cost savings of 150 basis points.

Fiscal Year 2022 Guidance
P&G raised its outlook for fiscal 2022 all-in sales growth from a range of two to four percent to a range of three to four percent versus the prior fiscal year. The Company also raised its guidance for organic sales growth from a range of two to four percent to a range of four to five percent. Foreign exchange is now expected to be a one percentage point headwind to all-in sales growth for the fiscal year.

P&G confirmed its outlook for fiscal 2022 GAAP diluted net earnings per share growth in the range of six to nine percent versus fiscal 2021 GAAP EPS of $5.50. The Company continues to expect core earnings per share growth for fiscal 2022 in the range of three to six percent versus fiscal 2021 Core EPS of $5.66.

The Company said its current fiscal 2022 outlook includes headwinds of $2.3 billion after-tax from higher commodity costs, $300 million after-tax from higher freight costs and $200 million after-tax from negative foreign exchange impacts. Combined, these items are a $2.8 billion after-tax headwind, or approximately $1.10 per share, to fiscal 2022 earnings versus fiscal 2021.

The Company is not able to reconcile its forward-looking non-GAAP cash flow measure and tax rate measures without unreasonable efforts because the Company cannot predict the timing and amounts of discrete cash items, such as acquisitions, divestitures, or impairments, which could significantly impact GAAP results.

P&G continues to estimate a core effective tax rate in the range of 18% to 19% in fiscal 2022.

Capital spending is estimated to be in the range of four percent to five percent of fiscal 2022 net sales.

P&G increased its outlook for adjusted free cash flow productivity to 95% and now expects to pay over $8 billion in dividends and repurchase $9 billion to $10 billion of common shares in fiscal 2022. Combined, P&G now plans to return $17 billion to $18 billion of cash to shareowners in the fiscal year.

Forward-Looking Statements
Certain statements in this release or presentation, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, except to the extent required by law.
Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to affect the expected share repurchases and dividend payments; (3) the ability to manage disruptions in credit markets or to our banking partners or changes to our credit rating; (4) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to various factors, including ones outside of our control, such as natural disasters, acts of war or terrorism or disease outbreaks; (5) the ability to successfully manage cost fluctuations and pressures, including prices of commodities and raw materials, and costs of labor, transportation, energy, pension and healthcare; (6) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits, evolving digital marketing and selling platform requirements and technological advances attained by, and patents granted to, competitors; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy, packaging content, supply chain practices or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third-party relationships, such as our suppliers, contract manufacturers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third party information and operational technology systems, networks and services, and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage uncertainties related to changing political conditions and potential implications such as exchange rate fluctuations and market contraction; (13) the ability to successfully manage current and expanding regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, product and packaging composition, intellectual property, labor and employment, antitrust, privacy and data protection, tax, environmental, due diligence, risk oversight and accounting and financial reporting) and to resolve new and pending matters within current estimates; (14) the ability to manage changes in applicable tax laws and regulations including maintaining our intended tax treatment of divestiture transactions; (15) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; (16) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes, while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited; and (17) the ability to successfully manage the demand, supply and operational challenges associated with a disease outbreak, including epidemics, pandemics or similar widespread public health concerns (including the COVID-19 outbreak). For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands. For other P&G news, visit us at http://www.pg.com/news.
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P&G Media Contacts:
Erica Noble, 513.271.1793
Jennifer Corso, 513.983.2570
P&G Investor Relations Contact:
John Chevalier, 513.983.9974

Category: PG-IR

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Consolidated Earnings Information
	Three Months Ended December 31
	2021	2020	% Chg
NET SALES	$20,953	$19,745	6%
Cost of products sold	10,664	9,253	15%
GROSS PROFIT	10,289	10,492	(2)%
Selling, general and administrative expense	5,121	5,112	—%
OPERATING INCOME	5,168	5,380	(4)%
Interest expense	(106)	(143)	(26)%
Interest income	10	9	11%
Other non-operating income/(expense), net	167	(369)	(145)%
EARNINGS BEFORE INCOME TAXES	5,239	4,877	7%
Income taxes	997	990	1%
NET EARNINGS	4,242	3,887	9%
Less: Net earnings attributable to noncontrolling interests	19	33	(42)%
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	$4,223	$3,854	10%

EFFECTIVE TAX RATE	19.0%	20.3%

NET EARNINGS PER SHARE (1)
Basic	$1.72	$1.53	12%
Diluted	$1.66	$1.47	13%

DIVIDENDS PER COMMON SHARE	$0.8698	$0.7907
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,544.2	2,615.4

COMPARISONS AS A % OF NET SALES			Basis Pt Chg
Gross profit	49.1%	53.1%	(400)
Selling, general and administrative expense	24.4%	25.9%	(150)
Operating income	24.7%	27.2%	(250)
Earnings before income taxes	25.0%	24.7%	30
Net earnings	20.2%	19.7%	50
Net earnings attributable to Procter & Gamble	20.2%	19.5%	70
(1)Basic net earnings per share and Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions) Consolidated Earnings Information
	Three Months Ended December 31, 2021
	Net Sales	% Change Versus Year Ago	Earnings/(Loss) Before Income Taxes	% Change Versus Year Ago	Net Earnings	% Change Versus Year Ago
Beauty	$3,926	3%	$1,179	(1)%	$947	(1)%
Grooming	1,811	4%	576	7%	476	5%
Health Care	2,976	8%	905	9%	701	7%
Fabric & Home Care	6,972	7%	1,463	(9)%	1,137	(9)%
Baby, Feminine & Family Care	5,116	5%	1,187	(12)%	914	(12)%
Corporate	152	N/A	(71)	N/A	67	N/A
Total Company	$20,953	6%	$5,239	7%	$4,242	9%

	Three Months Ended December 31, 2021
Net Sales Drivers (1)	Volume	Organic Volume	Foreign Exchange	Price	Mix	Other (2)	Net Sales
Beauty	1%	1%	1%	2%	(1)%	—%	3%
Grooming	1%	1%	(1)%	4%	1%	(1)%	4%
Health Care	4%	4%	—%	1%	3%	—%	8%
Fabric & Home Care	7%	7%	(1)%	2%	(1)%	—%	7%
Baby, Feminine & Family Care	1%	1%	—%	3%	1%	—%	5%
Total Company	3%	3%	—%	3%	—%	—%	6%
(1)Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2)Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Consolidated Statements of Cash Flows
	Six Months Ended December 31
Amounts in millions	2021	2020
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	$10,288	$16,181
OPERATING ACTIVITIES
Net earnings	8,368	8,195
Depreciation and amortization	1,395	1,342
Loss on early extinguishment of debt	—	512
Share-based compensation expense	268	254
Deferred income taxes	(101)	145
Gain on sale of assets	(82)	(14)
Changes in:
Accounts receivable	(644)	(462)
Inventories	(840)	(217)
Accounts payable, accrued and other liabilities	1,431	312
Other operating assets and liabilities	(84)	(14)
Other	53	110
TOTAL OPERATING ACTIVITIES	9,764	10,163
INVESTING ACTIVITIES
Capital expenditures	(1,717)	(1,417)
Proceeds from asset sales	97	39
Acquisitions, net of cash acquired	(349)	—
Change in other investments	3	—
TOTAL INVESTING ACTIVITIES	(1,966)	(1,378)
FINANCING ACTIVITIES
Dividends to shareholders	(4,353)	(4,055)
Increases in short-term debt with original maturities of more than three months	6,747	5,267
Reductions in short-term debt with original maturities of more than three months	(1,730)	(2,602)
Increases/(reductions) in other short-term debt	(1,124)	(6,083)
Additions to long-term debt	2,136	2,429
Reductions to long-term debt (1)	(1,673)	(4,220)
Treasury stock purchases	(7,504)	(5,008)
Impact of stock options and other	1,215	1,101
TOTAL FINANCING ACTIVITIES	(6,286)	(13,171)
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(256)	146
CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	1,256	(4,240)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$11,544	$11,941
(1) Includes early extinguishment of debt costs of $512 during the six months ended December 31, 2020.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Condensed Consolidated Balance Sheets
	December 31, 2021	June 30, 2021
Cash and cash equivalents	$11,544	$10,288
Accounts receivable	5,241	4,725
Inventories	6,673	5,983
Prepaid expenses and other current assets	2,087	2,095
TOTAL CURRENT ASSETS	25,545	23,091
Property, plant and equipment, net	21,357	21,686
Goodwill	40,315	40,924
Trademarks and other intangible assets, net	23,538	23,642
Other noncurrent assets	10,661	9,964
TOTAL ASSETS	$121,416	$119,307

Accounts payable	$14,154	$13,720
Accrued and other liabilities	10,542	10,523
Debt due within one year	13,331	8,889
TOTAL CURRENT LIABILITIES	38,027	33,132
Long-term debt	22,322	23,099
Deferred income taxes	6,506	6,153
Other noncurrent liabilities	9,668	10,269
TOTAL LIABILITIES	76,523	72,653
TOTAL SHAREHOLDERS' EQUITY	44,893	46,654
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$121,416	$119,307

The Procter & Gamble Company
Exhibit 1: Non-GAAP Measures
The following provides definitions of the non-GAAP measures used in Procter & Gamble's January 19, 2022 earnings release and the reconciliation to the most closely related GAAP measures. Management believes that these non-GAAP measures provide useful perspective on underlying business trends and provide a supplemental measure of period-to-period financial results. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance. Management uses these non-GAAP measures in making operating decisions, allocating financial resources and for business strategy purposes. Certain of these measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. The Company is not able to reconcile its forward-looking non-GAAP cash flow and tax rate measures because the Company cannot predict the timing and amounts of discrete items such as acquisition and divestitures, which could significantly impact GAAP results.
The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following items:
Early debt extinguishment charges: In the three months ended December 31, 2020, the Company recorded after tax charges of $427 million ($512 million before tax) due to early extinguishment of certain long-term debt. These charges represent the difference between the reacquisition price and the par value of the debt extinguished.
We do not view the above item to be part of our sustainable results and its exclusion from Core earnings measures provides a more comparable measure of year-on-year results. This item is also excluded when evaluating senior management in determining their at-risk compensation.
Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions and divestitures and foreign exchange from year-over-year comparisons. We believe this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. This measure is used in assessing achievement of management goals for at-risk compensation.

Currency-neutral operating profit margin: Currency-neutral operating profit margin is a measure of the Company's operating margin excluding the incremental current year impact of foreign exchange. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Currency-neutral gross margin: Currency-neutral gross margin is a measure of the Company's gross margin excluding the incremental current year impact of foreign exchange. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Currency-neutral selling, general and administrative (SG&A) expense as a percentage of net sales: Current-neutral SG&A expense as a percentage of net sales is a measure of the Company's selling, general and administrative expenses excluding the incremental current year impact of foreign exchange. Management believes this non-GAAP measure provides a supplemental perspective to the Company's operating efficiency over time.
Core EPS: Core earnings per share, or Core EPS, is a measure of the Company's diluted net earnings per share adjusted as indicated. Management views this non-GAAP measure as a useful supplemental measure of Company performance over time. This measure is also used when evaluating senior management in determining their at-risk compensation.
Currency-neutral EPS: Currency-neutral EPS is a measure of the Company's EPS excluding the incremental current year impact of foreign exchange. Management views this non-GAAP measure as a useful supplemental measure of Company performance over time.
Adjusted free cash flow: Adjusted free cash flow is defined as operating cash flow less capital spending. Adjusted free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. Management views adjusted free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investments.
Adjusted free cash flow productivity: Adjusted free cash flow productivity is defined as the ratio of adjusted free cash flow to net earnings. Management views adjusted free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. Adjusted free cash flow productivity is used by management in making operating decisions, allocating financial resources and for budget planning purposes. This measure is also used in assessing the achievement of management goals for at-risk compensation. The Company's long-term target is to generate annual adjusted free cash flow productivity at or above 90%.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020
	AS REPORTED (GAAP)	AS REPORTED (GAAP)	EARLY DEBT EXTINGUISHMENT	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	$10,664	$9,253	$—	$—	$9,253
GROSS PROFIT	10,289	10,492	—	—	10,492
GROSS MARGIN	49.1%	53.1%	—%	—%	53.1%
CURRENCY IMPACT TO GROSS MARGIN	(0.1)%
CURRENCY-NEUTRAL GROSS MARGIN	49.0%
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	5,121	5,112	—	—	5,112
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	24.4%	25.9%	—%	—%	25.9%
CURRENCY IMPACT TO SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	(0.2)%
CURRENCY-NEUTRAL SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	24.2%
OPERATING INCOME	5,168	5,380	—	—	5,380
OPERATING PROFIT MARGIN	24.7%	27.2%	—%	—%	27.2%
CURRENCY IMPACT TO OPERATING MARGIN	0.1%
CURRENCY-NEUTRAL OPERATING MARGIN	24.8%
NET EARNINGS ATTRIBUTABLE TO P&G	4,223	3,854	427	—	4,281

DILUTED NET EARNINGS PER COMMON SHARE (1)	$1.66	$1.47	$0.16	$0.01	$1.64
CURRENCY IMPACT TO EARNINGS	$0.02
CURRENCY-NEUTRAL CORE EPS	$1.68
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,544.2	2,615.4
COMMON SHARES OUTSTANDING - DECEMBER 31, 2021	2,397.1
(1) Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

CHANGE IN CURRENT YEAR REPORTED (GAAP) MEASURES VERSUS PRIOR YEAR NON-GAAP (CORE) MEASURES (1)
GROSS MARGIN	(400)	BPS
CURRENCY-NEUTRAL GROSS MARGIN	(410)	BPS
SELLING GENERAL & ADMINISTRATIVE EXPENSE AS A % OF NET SALES	(150)	BPS
CURRENCY-NEUTRAL SELLING GENERAL & ADMINISTRATIVE EXPENSE AS A % OF NET SALES	(170)	BPS
OPERATING PROFIT MARGIN	(250)	BPS
CURRENCY-NEUTRAL OPERATING PROFIT MARGIN	(240)	BPS
EPS	1%
CURRENCY-NEUTRAL EPS	2%
(1) Change versus year ago is calculated based on As Reported (GAAP) values for the three months ended December 31, 2021 versus the Non-GAAP values for the three months ended December 31, 2020.

Organic sales growth:

October - December 2021	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact/Other (1)	Organic Sales Growth
Beauty	3%	(1)%	—%	2%
Grooming	4%	1%	—%	5%
Health Care	8%	—%	—%	8%
Fabric & Home Care	7%	1%	—%	8%
Baby, Feminine & Family Care	5%	—%	—%	5%
Total P&G	6%	—%	—%	6%
(1)Acquisitions/Divestiture Impact/Other includes the volume and mix impact of acquisitions and divestitures and rounding impacts necessary to reconcile net sales to organic sales.

Total P&G	Net Sales Growth	Combined Foreign Exchange & Acquisition/Divestiture Impact/Other (1)	Organic Sales Growth
FY 2022 (Estimate)	+3% to +4%	+1%	+4% to +5%
(1)Acquisitions/Divestiture Impact/Other includes the volume and mix impact of acquisitions and divestitures and rounding impacts necessary to reconcile net sales to organic sales.
Core EPS growth:

Total P&G	Diluted EPS Growth	Impact of Incremental Non-Core Items (1)	Core EPS Growth
FY 2022 (Estimate)	+6% to +9%	(3)%	+3% to +6%
(1)Includes net impact of prior year early debt extinguishment charges.
Adjusted free cash flow (dollar amounts in millions):

Three Months Ended December 31, 2021
Operating Cash Flow	Capital Spending	Adjusted Free Cash Flow
$5,121	$(626)	$4,495
Adjusted free cash flow productivity (dollar amounts in millions):

Three Months Ended December 31, 2021
Adjusted Free Cash Flow	Net Earnings	Adjusted Free Cash Flow Productivity
$4,495	$4,242	106%